                                                                    EXHIBIT 99.1

                                                                            News
--------------------------------------------------------------------------------
(SUNTRUST LOGO)



For Immediate Release
April 13, 2004

          SUNTRUST'S TRUSCO CAPITAL ACQUIRES SEIX INVESTMENT ADVISORS
 Combined Organization to Rank Among Nation's Top Institutional Money Managers

ATLANTA - SunTrust Banks, Inc. (NYSE: STI), the holding company for Trusco Capital Management, Inc. ("Trusco") announced today that Trusco has signed a definitive agreement to acquire Seix Investment Advisors ("Seix"), one of the leading institutional fixed income boutiques in the country with over $17 billion in assets under management.

         The addition of Seix will bring total SunTrust assets under management to $117 billion. Based on current industry rankings, the combined organization will be one of the 30 largest managers of institutional assets and one of the five largest managers of endowment and foundation assets in the country.

         "Broadening our institutional asset management capabilities is a key strategic priority for SunTrust. The acquisition of Seix is a significant step in line with that priority," said L. Phillip Humann, SunTrust chairman, president and CEO. Mr. Humann said the structure of the transaction announced today "reflects our recognition of the fact that Seix is a premier company with recognized fixed income expertise and exceptional growth characteristics."

         "My partners and I are thrilled to join forces with SunTrust and Trusco," said Christina Seix, CFA, chairman and chief investment officer of Seix Investment Advisors. "Like Seix Advisors, SunTrust and Trusco are known for integrity, honesty and quality. This combination will have real benefits to our clients, the most tangible one being the continued stability in our talented professional team. Our clients will experience no change in the people, investment style, processes and service they have come to value over the years. A combination of long-term employment agreements and a multi-year retention pool ensures that the team we have carefully assembled over the past 12 years will remain intact and motivated long into the future."


                                     -more-

2



         "The Seix fixed income team is talented, experienced and highly competitive. Importantly, this is also a great cultural fit as the Seix team, like Trusco, is focused on strict adherence to their investment disciplines, sound fundamental investment research and quality client service. We look forward to combining their expertise in high grade and high yield investing with our own capabilities to further serve our clients and to continue to successfully grow the business," said Douglas S. Phillips, CFA, president, chief executive officer, and chief investment officer of Trusco Capital Management.

         Seix will operate as a separate institutional fixed income boutique under the Seix name, maintain its headquarters in Woodcliff Lake, N.J., and continue to service its current client base. Ms. Seix will continue in her current role as chairman and chief investment officer.

About Trusco Capital Management Inc.

         Trusco Capital Management, Inc with over $50 billion of assets under management, provides customized investment management to a growing client base that includes endowments, foundations, corporations, healthcare organizations, municipalities, public funds, associations, insurance companies, labor unions and high net worth individuals. Trusco employs specialists in a wide variety of investment disciplines including liquidity management, fixed income and equity management. In addition, the firm serves as the investment adviser to the STI Classic Mutual Fund family. Trusco Capital Management is an SEC Registered Investment Adviser headquartered in Atlanta, Ga. For more information about Trusco visit www.truscocapital.com.

About Seix Investment Advisors, Inc.

         Seix Investment Advisors, Inc. is one of the leading institutional fixed income managers in the country with over $17.0 billion in assets under management. The firm provides core, core plus, high yield and customized fixed income solutions to institutional clients including endowments, foundations, corporations, healthcare organizations, municipalities, public funds, associations, insurance companies, labor unions and high net worth individuals. Seix Investment Advisors is located in Woodcliff Lake, New Jersey just outside of New York City. Seix Investment Advisors is an SEC Registered Investment Adviser. For more information regarding the firm please visit www.seixadvisors.com.


                                     -more-

3



About SunTrust Banks, Inc.

         SunTrust Banks, Inc., headquartered in Atlanta, Georgia, is one of the nation's largest commercial banking organizations. As of March 31, 2004 SunTrust had total assets of $125.2 billion and total deposits of $80.9 billion. The company operates through an extensive distribution network primarily in Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia and also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the company provides credit cards, mortgage banking, insurance, brokerage and capital markets services. SunTrust's Internet address is www.suntrust.com.

                                       ###


This press release may contain forward-looking statements, as defined by federal securities law, which involve significant risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. SunTrust does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Any such statements are made in reliance on the safe harbor protections provided under the Private Securities Act of 1995. For further information regarding SunTrust, please read the SunTrust reports filed with the SEC and available at www.sec.gov.